WARRANT AGREEMENT

This WARRANT AGREEMENT (the “Agreement”) is made as of _______ __, 2010 between S.E. ASIA EMERGING MARKET CO., LTD, a British Virgin Islands business company organized with limited liability (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (“Warrant Agent”).

WHEREAS, pursuant to that certain Subscription Agreement dated as of [●] (the “Subscription Agreement”), the Company has received a binding commitment from the Company’s Representative (as defined below) and the existing shareholders (the “Existing Shareholders”), to purchase an aggregate of 1,585,714 Warrants (“Private Placement Warrants”) contemporaneously with the consummation of the Public Offering (defined below); and

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of units (“Units”), each unit comprised of: (i) one subunit and (ii) one Class A warrant exercisable at $6.00 per Ordinary Share (as defined below) (“Class A Warrant”).  Each subunit consists of one Ordinary Share  and one Class B warrant exercisable at $6.00 per Ordinary Share (“Class B Warrant” and, together with the Class A Warrants, “Public Warrants”) and, in connection therewith, has determined to issue and deliver (i) an aggregate of up to 2,530,000 Public Warrants and (ii) up to 110,000 Units whose Class A Warrants and Class B Warrants are exercisable for $6.60, but which warrants are otherwise identical to the Public Warrants, (the “Representative Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”) to Maxim Group, LLC, as representative of the underwriters (the “Representative”) as part of the Representative’s Units which may be exercised in whole or in part as provided in that certain Unit Purchase Option by and between the Company and the Representative, each of such Warrants evidencing the right of the holder thereof to purchase one Ordinary Share, no par value per share (“Ordinary Shares”), subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-1, No. 333-170847 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Warrants and the Ordinary Shares issuable upon exercise of the Warrants which was declared effective on [●], 2011 (the “Effective Date”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.           Warrants.

2.1.         Form of Warrant.  Each Warrant shall be issued in registered form only, shall be in substantially the form of (i) Exhibit A hereto in the case of the Class A Warrants, and (ii) Exhibit B in the case of the Class B Warrants, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer or President and the Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.         Effect of Countersignature.  Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.         Registration.

2.3.1.       Warrant Register.  The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants.  Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2.       Registered Holder.  Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4.           Detachability of Warrants.  The subunits and Class A Warrants comprising the units will begin separate trading (the “Detachment Date”) on the 10th business day following the earlier to occur of: (i) the expiration of the underwriters’ over-allotment option (which is 45 days from the Effective Date) (the “Over-allotment Option”), (ii) the exercise in full of the Over-allotment Option or (iii) the announcement of the underwriters’ intention not to exercise all or any remaining portion of the Over-allotment Option.  In no event will separate trading of the securities comprising the Units commence until (x) the Company files with the SEC a Current Report on Form 6-K, which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the sale of the Private Placement Warrants and the Public Offering, including the proceeds received by the Company from the exercise of the Over-allotment Option, if the Over-allotment Option is exercised and closes on the date the Public Offering is consummated and (y) the Company issues a press release and files with the SEC a Current Report on Form 6-K announcing when such separate trading will begin. The Class B Warrants will not trade separately, and will trade as a subunit with the Ordinary Shares until the tenth business day after the consummation of a Business Combination (as defined below).

2.5         Warrant Attributes.

2.5.1        Private Placement Warrants.  The Private Placement Warrants will be issued in the same form as the Class A Warrants but they (i) will not be transferable or salable until after the Company completes a Business Combination, (ii) will be exercisable on a cashless basis so long as they are held by an Existing Shareholder, the Representative or their permitted transferees, (iii) will not be redeemable by the Company so long as they are held by an Existing Shareholder, the Representative or their permitted transferees and (iv) may be exercised for unregistered shares if a registration statement relating to the Ordinary Shares issuable upon exercise of such Warrants is not effective and current, subject to Section 3.3.2 (ii) herein.

2.5.2.       Representative’s Warrants.  The Representative’s Warrants shall have the same terms and be in the same form as the Public Warrants; provided, however, the Representative’s Warrants shall have an exercise price of $6.60 per Class A Warrant and Class B Warrant and shall be exercisable at any time, in whole or in part, commencing on the later of (i) one year from the effective date of the Registration Statement and (ii) the consummation of a Business Combination.

3.           Terms and Exercise of Warrants.

3.1.         Warrant Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $6.00 per whole share in the case of Class A Warrants, Private Placements Warrants, and Class B Warrants, and with respect to the Representative’s Warrants, $6.60 per Class A Warrant and Class B Warrant, in each case subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.  The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Ordinary Shares may be purchased at the time a Warrant of a given class is exercised.  The Company in its sole discretion may lower the Warrant Price of a Warrant with respect to any individual class of Warrants at any time prior to the Expiration Date for a period of not less than twenty business days, provided that any such reduction shall be identical among all of the Warrants of the same class.

3.2.         Duration of Warrants.  A Warrant may be exercised only during the period commencing on the later of: (i) the consummation of an acquisition, share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchase of all or substantially all of the assets of, or any other similar business transactions with operating businesses or assets (a “Business Combination”) (but with respect to the Class B Warrants, 10th day following the completion of any such Business Combination); or (ii) [            ], 2012 (one year from the Effective Date), and terminating on the earlier of (i) 5:00 p.m., New York City time on [            ], 2016 (five years from the Effective Date); (ii) in the event an initial Business Combination is not consummated within 24 months of the effective date of the Registration Statement; or (iii) the Redemption Date as provided in Section 6.2 of this Agreement (as applicable, the “Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.  The Company in its sole discretion may extend the duration of any individual class of Warrants by delaying the Expiration Date; provided, however, the Company will provide notice to registered holders of such Warrants of such extension of not less than 20 days and, further provided that any such extension shall be identical in duration among all Warrants in such class.  In the event that a registration statement with respect to the Ordinary Shares underlying a Public Warrant is not effective under the Act, the holder of such Public Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

3.3.         Exercise of Warrants.

3.3.1.       Payment.  Subject to the provisions of the Warrants and this Warrant Agreement,  a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Ordinary Shares as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a)           in lawful money of the United States, good certified check or good bank draft payable to the order of the Warrant Agent;

(b)           with respect to any Private Placement Warrants, so long as such Private Placement Warrants are held by Existing Shareholders, the Representative or their permitted transferees, by surrendering the Warrants for: that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise.

3.3.2.       Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if cash is paid), the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless: (i) a registration statement under the Act with respect to the Ordinary Shares underlying the Public Warrants is effective, subject to the Company’s satisfying its obligations under Section 7.4 or (ii) solely with respect to Private Placement Warrants, in the opinion of counsel to the Company, the exercise of such Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders reside. In the event that a registration statement with respect to the Ordinary Shares underlying a Public Warrant is not effective under the Act, the holder of such Public Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the Warrant exercise.  Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Unit containing such Warrants will have paid the full purchase price for the Unit solely for the Ordinary Shares included in such Unit and shall have no recourse against the Company therefor.

3.3.3.       Valid Issuance.  All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.       Date of Issuance.  Each person in whose name any such certificate for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

4.           Adjustments.

4.1.           Stock Dividends - Split Ups.  If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split up of Ordinary Shares, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

4.2.          Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3           Adjustments in Exercise Price.  Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4.           Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Section 4.1 or 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4.  The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5.           Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a given class of Warrants, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each relevant Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6.           No Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number, the number of the Ordinary Shares to be issued to the Warrant holder.

4.7.           Forms of Warrant.  The forms of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.  However, the Company may at any time in its sole discretion make any change in the forms of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.           Transfer and Exchange of Warrants.

5.1.           Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.  Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent.  The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2.           Procedure for Surrender of Warrants.  Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3.           Fractional Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4.           Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.           Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6           Transfer of Warrants.  Prior to the Detachment Date, the Class A Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. The Class B Warrants will continue to be attached as a subunit to the Ordinary Shares until following any Business Combination. Each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. From and after the Detachment with respect to the Class A Warrants, and the date of any Business Combination with respect to the Class B Warrants, this Section 5.6 will have no further force and effect.

5.7           Representative’s Units Lockup.  The Representative’s Warrants may be transferred in accordance with the terms hereof; provided, however, the Representative’s Units (and underlying Representative’s Warrants) are subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules.  As a result, the Representative’s Units (and underlying Representative’s Warrants) may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the effective date of the Registration Statement.

6.           Redemption.

6.1.           Redemption.  Subject to Sections 6.4 hereof, not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Ordinary Shares has been at least $9.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given, provided that there is an effective registration statement covering the Ordinary Shares underlying the Warrants for the continuous period beginning on the date on which notice is given and ending on the Redemption Date.

6.2.           Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the Public Warrants, the Company shall fix a date for the redemption (the “Redemption Date”).  Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books.  Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3.           Exercise After Notice of Redemption.  The Warrants may be exercised for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4           Exclusion of Private Placement Warrants.  The Company understands that the redemption rights provided for by this Section 6 do not apply to the Private Placement Warrants if at the time of redemption such warrants continue to be held by the Existing Shareholders, the Representative or their permitted transferees.  However, once such Private Placement Warrants are transferred other than to any permitted transferees, the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the Warrant holder to exercise prior to redemption pursuant to Section 6.3.

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1.           No Rights as Stockholder.  A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2.           Lost, Stolen, Mutilated, or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.  Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3.           Reservation of Ordinary Shares.  The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4.           Registration of Ordinary Shares.  The Company agrees that prior to the commencement of the Exercise Period, it shall use its best efforts to file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of the Ordinary Shares issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the Ordinary Shares issuable upon exercise of the Warrants.  The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement.  In addition, the Company agrees to use its best efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available, subject to the proviso above.

8.           Concerning the Warrant Agent and Other Matters.

8.1.           Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2.         Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1.       Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.       Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3.       Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3.         Fees and Expenses of Warrant Agent.

8.3.1.       Remuneration.  In connection with its services as Warrant Agent, the Company agrees to pay to the Warrant Agent the fee set forth on Schedule A to that certain Investment Management Trust Agreement by and between the Company and the Warrant Agent.

8.3.2.       Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4.         Liability of Warrant Agent.

8.4.1.       Reliance on Company Statement.  Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2.       Indemnity.  The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3.       Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

8.5.         Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of Warrants.

8.6         Waiver.  The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9.           Miscellaneous Provisions.

9.1.         Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.         Notices.  Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

S.E. Asia Emerging Market Co., Ltd
75 Bukit Timah Road #05-02
Boon Siew Building, Singapore 229833
Attn:  Chief Financial Officer
Fax No.: 65-6732-1611

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:  Compliance Department

with a copy to (which shall not constitute notice):

S.E. Asia Emerging Market Co., Ltd
75 Bukit Timah Road #05-02
Boon Siew Building, Singapore 229833
Attn:  Chief Financial Officer

and

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
Attn: Barry I. Grossman, Esq.
Fax No: (212)-370-7889

9.3.           Applicable Law.  The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4.           Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5.           Examination of the Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant.  The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

9.7.           Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8            Amendments.  This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders.  All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Warrants.  Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period with respect to any individual class of Warrants pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.  The Warrant Agent may require an opinion of the Company’s counsel as to the validity of a proposed amendment as a condition of its execution of such amendment.

9.9           Severability.  This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10         Mutual Drafting.  This Agreement is the joint product of the Warrant Agent and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

S.E. ASIA EMERGING MARKET CO., LTD

By:
Name: Ivan Hajadi
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: